Exhibit 3.1(a)

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

June 24, 2011

Job Number: C20110627-0071
Reference Number:
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20110470941-89	Amendment	4 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Richard Sifuentes
Certificate Number: C20110627-0071
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4620
(775) 684-5708
Website: www.nvsos.gov

090201

Filed in the office of	Document Number 20110470941-89
Ross Miller Secretary of State State of Nevada	Filing Date and Time 06/24/2011 2:06 PM
	Entity Number E0322312010-2

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

HotelPlace, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

Item 1. Name of Corporation:
The name of the Corporation has changed from: HotelPlace, Inc. to Rarus Minerals, Inc.

Item 3. Authorized Stock
The number of shares with par value has changed from: 101,000,000, par value $0.001 to 850,000,000, par value $0.001

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 86.21%

4. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X ______________________

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 3-6-09

ATTACHMENT TO

CERTIFICATE OF AMENDMENT TO

ARTICLES OF INCORPORATION OF

HOTELPLACE, INC.

A Nevada Corporation

______________________________________________________________________________________________________

I, Manfred Ruf, hereby certify that:

1.

I am the President and Chief Executive Officer of HotelPlace, Inc., a Nevada corporation (the “Corporation”).

2.

The Corporation’s Articles of Incorporation are amended and the following sections are deleted in their entirety from the original Articles of Incorporation to read as follows:

Item 1.  Name Of Corporation

Please Change:

Name of Corporation:  HotelPlace, Inc.

To:

Name of Corporation:  Rarus Minerals Inc.

Item 3.  Authorized Stock

Please Change:

Number of shares with par value:  101,000,000, par value $0.001

To:

Number of shares with par value:  850,000,000, par value $0.001

3.1

Authorized Capital Stock.  The aggregate number of shares which this Corporation shall have authority to issue is eight hundred fifty million (850,000,000) shares, consisting of (a) seven hundred fifty million (750,000,000) shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) one hundred million (100,000,000) shares of preferred stock, par value $0.001 per share (the “Preferred Stock”), for which the Board of Directors may fix and determine the designations, rights, preferences or other variations.  A description of the classes of shares and a statement of the number of shares in each class and the relative rights, voting power, and preferences granted to and restrictions imposed upon the shares of each class are as follows:

3.2

Common Stock.  Each share of Common Stock shall have, for all purposes one (1) vote per share.

Subject to the preferences applicable to Preferred Stock outstanding at any time, the holders of shares of Common Stock shall be entitled to receive such dividends and other distributions in cash, property or shares of stock of the Corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefore.  The holders of Common Stock issued and outstanding have and possess the right to receive notice of shareholders’ meetings and to vote upon the election of directors or upon any other matter as to which approval of the outstanding shares of Common Stock or approval of the common shareholders is required or requested.

3.3

Preferred Stock.  The Shares of Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized, by resolution adopted and filed in accordance with law, to provide for the issue of such series of shares of Preferred Stock. Each series of shares of Preferred Stock:

(a)

may have such voting powers, full or limited, or may be without voting powers;

(b)

may be subject to redemption at such time or times and at such prices as determine by the Board of Directors;

(c)

may be entitled to receive dividends (which may be cumulative or non-cumulative) at  such rate or rates, on such conditions and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or series of stock;

(d)

may have such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation;

(e)

may be made convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock of the Corporation or such other corporation or other entity at such price or prices or at such rates of exchange and with such adjustments;

(f)

may be entitled to the benefit of a sinking fund to be applied to the purchase or redemption of shares of such series in such amount or amounts;

(g)

may be entitled to the benefit of conditions and restrictions upon the creation of indebtedness of the Corporation or any subsidiary, upon the issue of any additional shares (including additional shares of such series or of any other series) and upon the payment of dividends or the making of other distributions on, and the purchase, redemption or other acquisition by the Corporation or any subsidiary of, any outstanding shares of the Corporation; and

(h)

may have such other relative, participating, optional or other special rights, qualifications, limitations or restrictions thereof, in each case as shall be stated in said resolution or resolutions providing for the issue of such shares of Preferred Stock. Shares of Preferred Stock of any series that have been redeemed or repurchased by the Corporation (whether through the operation of a sinking fund or otherwise) or that, if convertible or exchangeable, have been converted or exchanged in accordance with their terms shall be retired and have the status of authorized and unissued shares of Preferred Stock of the same series and may be reissued as a part of the series of which they were originally a part or may, upon the filing of an appropriate certificate with the Secretary of State of the State of Nevada be reissued as part of a new series of shares of Preferred Stock to be created by resolution or resolutions of the Board of Directors or as part of any other series of shares of Preferred Stock, all subject to the conditions or restrictions on issuance set forth in the resolution or resolutions adopted by the Board of Directors providing for the issue of any series of shares of Preferred Stock.

3.

The foregoing Amendment to the Articles of Incorporation has been duly approved by the Board of Directors in accordance with Section 78.390 of the Nevada Revised Statutes.

4.

The foregoing Amendment to the Articles of Incorporation has been duly approved by the required written consent of Shareholders in accordance with Section 78.390 of the Nevada Revised Statues. The number of shares voting in favor of the Amendment to the Articles of Incorporation were 12,500,000 shares, representing 86.21% of the 14,500,000 issued and outstanding shares of common stock of the Corporation. The percentage of vote required was more than 50%.

IN WITNESS WHEREOF, I have hereunto set my hands this 16th day of June, 2011, hereby declaring and certifying that the facts stated hereinabove are true.

/s/ Manfred Ruf____________________

Manfred Ruf

President and Chief Executive Officer